UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 10, 2013

Valero Energy Partners LP

(Exact name of registrant as specified in its charter)

Delaware	1-36232	90-1006559
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Valero Way
San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 345-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 10, 2013, Valero Energy Partners LP (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, Valero Energy Partners GP LLC (the “General Partner”), Valero Energy Corporation, Valero Partners Operating Co. LLC, The Premcor Pipeline Co., The Premcor Refining Group Inc., Valero Terminaling and Distribution Company, Valero Refining Company-Tennessee, L.L.C., and J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several underwriters named in Schedule 1 thereto (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and the purchase by the Underwriters, of 15,000,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $23.00 per Common Unit. Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days (the “Option”) to purchase up to an additional 2,250,000 Common Units (the “Additional Units”) on the same terms. On December 11, 2013, the Underwriters exercised the Option in full.

The material terms of the Offering are described in the prospectus, dated December 10, 2013 (the “Prospectus”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on December 11, 2013 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-187582), initially filed by the Partnership on September 19, 2013.

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Offering closed on December 16, 2013. The Partnership received proceeds (net of underwriting discounts and structuring fees but before offering expenses) from the Offering of approximately $371.5 million. As described in the Prospectus, the Partnership will use the net proceeds from the Offering to pay revolving credit facility issuance costs of approximately $1.7 million and will retain the remainder of the net proceeds of the Offering for general partnership purposes, which may include funding potential future acquisitions from Valero Energy Corporation and third parties and potential future organic expansion capital expenditures.

As more fully described in the Prospectus, the Underwriters and their respective affiliates are full service institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage services. The Underwriters and their affiliates may from time to time engage with us and our affiliates and perform services for us and our affiliates in the ordinary course of their businesses for which they will receive customary fees and expenses. Specifically, affiliates of each of the Underwriters other than Jefferies LLC are lenders under Valero Energy Corporation’s revolving credit facilities and the Partnership’s revolving credit facility.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 10, 2013, Randall J. Larson became a member of the board of directors of the General Partner. Mr. Larson also became a member and chairman of the Audit Committee of the board of directors of the General Partner. Mr. Larson will receive an annual compensation package, which will initially consist of $60,000 in cash compensation and $60,000 in equity-based compensation. In addition, as chairman of the Audit Committee, Mr. Larson will receive an annual cash retainer of $10,000. Further, Mr. Larson will be indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law and will be reimbursed for all expenses incurred in attending to his duties as a director.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement dated December 10, 2013, by and among Valero Energy Partners LP, Valero Energy Partners GP LLC, Valero Energy Corporation, Valero Partners Operating Co. LLC, The Premcor Pipeline Co., The Premcor Refining Group Inc., Valero Terminaling and Distribution Company, Valero Refining Company-Tennessee, L.L.C., and J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several underwriters named in Schedule 1 thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERO ENERGY PARTNERS LP

By:	Valero Energy Partners GP LLC,
its general partner

By:	/s/ Jay D. Browning
Jay D. Browning
Senior Vice President and General Counsel

Date: December 16, 2013

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